Exhibit 99.2
 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information combines the individual historical audited results of MGP Ingredients, Inc. (“MGP”, “our” or “the Company”) and Luxco, Inc. and its affiliated companies (“Luxco” or “Luxco Companies”) adjusted to give effect to the April 1, 2021 merger of Luxco. The unaudited pro forma combined statement of income for the year ended December 31, 2020 gives effect to the merger as if it had occurred on January 1, 2020 and the unaudited pro forma combined balance sheet as of December 31, 2020 gives effect to the merger as if it had occurred on that day.

The transaction accounting adjustments for the acquisition consist of necessary adjustments to account for the merger. All amounts in this report, except for shares and unless otherwise noted, are shown in thousands. Subject to customary purchase price adjustments, the aggregate preliminary consideration paid by the Company in connection with the merger was $237,500 in cash (less assumed indebtedness) and 5,007,833 shares of common stock of the Company (the “Company Shares,” and together with the cash portion, the “Merger Consideration”), which on April 1, 2021 were valued at $296,213. The cash portion of the Merger Consideration, the repayment of assumed debt, and the transaction-related expenses were financed with a $242,300 borrowing under the Company’s existing $300,000 Credit Agreement, dated February 14, 2020, by and among the Company, the lenders a party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender. The assumptions and estimates for the preliminary adjustments to the unaudited pro forma combined financial information, are described in the accompanying notes, which should be read together with the unaudited pro forma combined financial information.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the operating results for the future periods. The unaudited pro forma combined financial information does not purport to represent what our consolidated results of operation or consolidated financial condition would have been had the merger actually occurred on the dates indicated and does not intend to project the future consolidated results of operation or consolidated financial condition.

MGP INGREDIENTS, INC.
 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2020
(Dollars in thousands)

	MGP Historical	Luxco Historical	Transaction Accounting Adjustments		Pro Forma Combined
Current Assets
Cash and cash equivalents	$21,662	$2,826	$(2,826)	4(a)	$21,662
Receivables, net of allowance for credit losses	56,966	31,718	41	4(b)	88,725
Notes receivable	—	182	(182)	4(b)	—
Debt investments	—	1,777	(1,777)	4(a)	—
Inventory	141,011	33,747	56,261	4(c)	231,019
Prepaid expenses	2,644	2,073	(6)	4(d)	4,711
Total current assets	222,283	72,323	51,511		346,117

Property, plant, and equipment, net	131,992	57,779	(14,816)	4(e)	174,955
Investments in whiskey, at cost	—	38,096	(38,096)	4(c)	—
Investments in life insurance	—	5,497	(5,497)	4(a)	—
Investments in joint venture	—	4,978	—		4,978
Operating lease right-of-use assets, net	5,151	—	—		5,151
Notes receivable	—	2,893	(2,893)	4(f)	—
Other assets	7,149	313	(735)	4(f)	6,727
Trade names	—	92,927	(92,927)	4(g)	—
Intangible assets	—	1,617	213,573	4(g)	215,190
Goodwill	—	—	235,018	4(h)	235,018
Total assets	$366,575	$276,423	$345,138		$988,136

Current Liabilities
Notes payable to bank	$—	$68,386	$(68,386)	4(i)	$—
Current maturities of long-term debt	1,600	1,927	(1,927)	4(i),4(j)	1,600
Interest rate swap agreement short-term	—	761	(761)	4(i)	—
Accounts payable	30,273	12,373	4,820	4(j)	47,466
Federal and state liquor taxes payable	—	4,978	(4,978)	4(j)	—
Income taxes payable	704	—	—		704
Accrued expenses and other	20,752	3,447	9,485	4(k)	33,684
Salaries, wages and commissions	—	3,259	(3,259)	4(k)	—
Distributions payable	—	6,279	(6,279)	4(k)	—
Total current liabilities	53,329	101,410	(71,285)		83,454

Long-term debt, less current maturities	38,271	6,292	(6,292)	4(i)	38,271
Credit agreement - revolver	—	—	238,217	4(l)	238,217
Long-term operating lease liabilities	3,057	—	—		3,057
Deferred credits	2,196	—	—		2,196
Deferred compensation	—	533	(533)	4(a)	—
Other noncurrent liabilities	4,898	547	—		5,445
Deferred income taxes	2,298	1,475	54,921	4(m)	58,694
Total liabilities	104,049	110,257	215,028		429,334

	MGP Historical	Luxco Historical	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity
Capital stock, Preferred	4	—	—		4
Common stock	6,715	30	(30)	4(n)	6,715
Members equity	—	27,697	(27,697)	4(n)	—
Additional paid-in capital	15,503	—	296,213	4(n)	311,716
Retained earnings	262,943	174,237	(174,237)	4(n)	262,943
Accumulated other comprehensive income (loss)	486	(552)	552	4(n)	486
Treasury stock, at cost	(23,125)	(35,309)	35,309	4(n)	(23,125)
Total stockholders’ equity	262,526	166,103	130,110		558,739

Non-controlling interest	—	63	—		63

Total liabilities and stockholders’ equity	$366,575	$276,423	$345,138		$988,136

See accompanying notes to unaudited pro forma combined financial statements

MGP INGREDIENTS, INC.
 UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2020
(Dollars in thousands, except per share amounts)

	MGP Historical	Luxco Historical	Transaction Accounting Adjustments		Pro Forma Combined
Sales	$395,521	$198,396	$(1,892)	5(a)	$592,025
Cost of sales	296,715	124,775	4,035	5(b)	425,525
Gross profit	98,806	73,621	(5,927)		166,500
Selling, general and administrative expenses	44,565	44,704	13,139	5(c)	102,408
Impairment loss	—	5,035	—		5,035
Operating income	54,241	23,882	(19,066)		59,057
Interest expense, net and other	(1,640)	(2,399)	(302)	5(d)	(4,341)
Donations	—	(467)	467	5(c)	—
Interest income	—	46	(46)	5(d)	—
Other income, net	—	(139)	139	5(d)	—
Income before income taxes	52,601	20,923	(18,808)		54,716
Income tax expense	12,256	305	2,187	5(e)	14,748
Net income	40,345	20,618	(20,995)		39,968

Income attributable to participating securities	261	—	—		261
Net income attributable to common shareholders and used in Earnings Per Share calculation	$40,084	$20,618	$(20,995)		$39,707

Amounts attributable to non-controlling interest
Net Income	$40,345	$20,618	$(20,995)		$39,968
Less: Net income (loss) attributable to non-controlling interest	—	(163)	—		(163)
Net income attributable to Company	$40,345	$20,781	$(20,995)		$40,131

Basic and diluted weighted average common shares	16,937,125	—	5,007,833	5(f)	21,944,958

Basic and diluted Earnings Per Share	$2.37	$—	$—		$1.81

See accompanying notes to unaudited pro forma combined financial statements

MGP INGREDIENTS, INC.
 NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Note 1.  Description of the Transaction

On January 22, 2021, the Company entered into a definitive agreement to acquire Luxco, and subsequently completed the merger on April 1, 2021. Luxco is a leading branded beverage alcohol company across various categories, with a more than 60-year business heritage. Following the merger, the Luxco Companies became wholly-owned subsidiaries of the Company. The aggregate preliminary consideration paid by the Company in connection with the merger was $237,500 in cash (less assumed indebtedness) and 5,007,833 shares of common stock of the Company, subject to adjustment for fractional shares (the “Company Shares,” and together with the cash portion, the “Merger Consideration”). The Company Shares were valued at $296,213 on the closing date and represent approximately 22.8 percent of the Company’s outstanding common stock immediately following the closing of the merger. The cash portion of the Merger Consideration, the repayment of assumed debt, and transaction-related expenses were financed with a $242,300 borrowing under the Credit Agreement which was drawn down on April 1, 2021.

The preliminary Merger Consideration will increase or decrease to the extent that actual closing date working capital exceeds or is less than a $46,000 working capital target. In addition, the preliminary Merger Consideration will be increased for any acquired cash. In connection with the closing of the merger on April 1, 2021, the preliminary purchase price adjustments increased the cash consideration paid by approximately $311 and increased stock consideration by approximately $395. As of the date of this report, the final purchase price adjustment has not been determined by the Company. Any further purchase price adjustment is anticipated to be paid in a combination of cash and Company common stock.

Note 2.  Basis of Presentation

The unaudited pro forma combined balance sheet as of December 31, 2020 and the unaudited pro forma combined statement of income for the year ended December 31, 2020 are based on the historical financial statements of MGP and the combined financial statements of Luxco. The unaudited pro forma combined balance sheet was prepared using the MGP audited consolidated balance sheet, the Luxco audited combined balance sheet and gives effect to the transaction as if it had occurred on December 31, 2020. The unaudited pro forma combined statement of income was prepared using the MGP audited consolidated statement of income, the Luxco audited combined statement of income and gives effect to the transaction as if it had occurred on January 1, 2020.

The unaudited pro forma combined financial statements were accounted for using the acquisition method in accordance with business combination accounting guidance as provided by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the Company allocates the purchase price of a business acquisition based on the fair value of the identifiable tangible and intangible assets. Goodwill is recognized to the extent that the purchase consideration exceeds the assets acquired and liabilities assumed. The Company uses its best estimate and third party valuation specialists to determine the fair value of the assets acquired and liabilities assumed. During the measurement period, which can be up to one year after the acquisition date, the Company can make adjustments to the fair value of the assets acquired and liabilities assumed, with the offset being an adjustment to goodwill.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the operating results for the future periods. The unaudited pro forma combined financial statements were based on Transaction Accounting Adjustments and do not reflect any operating efficiencies, synergies or cost savings that the Company may achieve, or any additional operating expenses that may be incurred with respect to the combined company.

The unaudited pro forma combined financial statements should be read in conjunction with MGP’s historical audited financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 25, 2021, and the historical audited combined financial statements of Luxco which are included in Exhibit 99.1 of this filing on Form 8-K.

Note 3.  Estimated Merger Consideration and Preliminary Purchase Price Allocation

The transaction was accounted for as a business combination in accordance with ASC 805, and as such, assets acquired, liabilities assumed, and consideration transferred were recorded at their estimated fair values on the acquisition date. The fair value of the assets and liabilities in the unaudited pro forma combined financial statements are based upon a preliminary assessment of fair value and may change as valuations for certain tangible assets, intangible assets and contingent liabilities are finalized and the associated income tax impacts are determined. The Company expects to finalize the purchase price allocation as soon as practicable, but no longer than one year from the acquisition date.

The following table summarizes the preliminary allocation of the consideration paid for Luxco to the preliminary estimated fair value of the assets acquired and liabilities assumed at the acquisition date, with the excess recorded to goodwill.

Consideration:
Cash, net of assumed debt	$150,003
Value of MGP Common Stock issued at close (a)	296,213
Fair value of total consideration transferred	$446,216

Recognized amounts of identifiable assets acquired:
Receivables	$29,675
Inventory	90,954
Prepaid expenses	1,454
Property, plant and equipment, net	40,502
Investments in joint venture	5,085
Intangible assets (b)	214,300
Other assets	1,429
Total assets	383,399
Current maturities of long-term debt (c)	87,497
Accounts payable	18,753
Accrued expenses and other	2,805
Other noncurrent liabilities	784
Deferred income taxes	56,396
Total liabilities	166,235
Goodwill	229,052
Total	$446,216

(a) The Company issued 5,007,833 shares of MGP Common Stock which was valued at $59.15 per share on April 1, 2021.
(b) Intangible assets acquired includes trade names with an estimated fair value of $176,500 and distributor relationships with an estimated fair value of $37,800.
(c) The fair value of Luxco’s debt that was assumed by MGP in the transaction and repaid on the closing date.

The preliminary purchase price allocation above, which is as of the acquisition date of April 1, 2021, has been used to prepare the transaction accounting adjustments in the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of income. Any differences between caption balances in this preliminary purchase price allocation and the unaudited pro forma balance sheet is due to additional Luxco balance sheet activity that occurred between December 31, 2020 and April 1, 2021.

Note 4. Notes to Unaudited Pro Forma Combined Balance Sheet

The following is a description of the preliminary transaction accounting adjustments reflected in the unaudited pro forma combined balance sheet.

(a) The adjustment reflects the elimination of Luxco’s historical December 31, 2020 account balance as it was not acquired as part of the merger.

(b) The adjustment to Receivables, net of allowance for credit losses reflects transaction accounting adjustments for (i) reclassification of Luxco’s historical Notes receivable balance into Receivables, net to align with MGP’s presentation, (ii) elimination of accounts receivables related to entities not acquired as part of the merger, and (iii) the elimination of receivables owed by Luxco to the Company as of December 31, 2020.

Reclassification of Notes receivable	$182
Elimination of entities not included in merger	(7)
Elimination of receivables owed by Luxco to the Company	(134)
$41

(c) The adjustment to Inventory reflects (i) the reclassification of Investments in whiskey, at cost into Inventory to align with MGP’s presentation, (ii) the reclassification of Luxco’s historical barrel inventory from Property, plant, and equipment, net into Inventory to align with MGP’s presentation, and (iii) the purchase accounting adjustment to value inventories at fair value. The fair value of work-in-process and finished goods inventory was determined using the comparative sales method and raw materials was determined using the replacement cost method.

Reclassification of Investment in whiskey, at cost	$38,096
Reclassification of barrel inventory	14,476
Purchase accounting adjustment to fair value	3,689
$56,261

(d) Reflects the elimination of Prepaid expenses related to entities not acquired as part of the merger.

(e) Reflects (i) the reclassification of Luxco’s historical barrel inventory from Property, plant, and equipment, net into Inventory to align with MGP’s presentation, (ii) the elimination of Property, plant, and equipment related to entities not acquired as part of the merger, and (iii) the purchase accounting adjustment to historical Property, plant, and equipment acquired by the Company to the estimated fair values.

Reclassification of barrel inventory	$(14,476)
Elimination of entities not included in merger	(7,748)
Purchase accounting adjustment to fair value	7,408
$(14,816)

The following tables summarize the estimated fair value and estimated useful life of Luxco’s Property, plant and equipment:

Estimated Fair Value
Land, buildings and improvements	$33,271
Transportation equipment	112
Machinery and equipment	8,981
Construction in progress	599
Estimated fair value of property, plant and equipment acquired	$42,963

Estimated useful life
Buildings and improvements	10 - 30 years
Transportation equipment	5 years
Machinery and equipment	3 - 10 years
(f) The adjustment to Other assets includes (i) reclassification adjustment to move MGP’s historical Trade names balance out of Other assets, (ii) reclassification adjustment to move MGP’s historical Goodwill balance out of Other assets, and (iii) reclassification adjustment to move Luxco’s historical Notes receivable balance into Other assets.

Reclassification of MGP’s trade names	$(890)
Reclassification of MGP’s Goodwill	(2,738)
Reclassification of Luxco’s Notes receivable	2,893
$(735)

(g) Reflects (i) the reclassification of MGP’s and Luxco’s historical Trade names balance into Intangible assets, and (ii) the purchase accounting adjustment to historical Intangible assets acquired by the Company to the estimated fair values.

Reclassification of MGP’s trade names	$890
Reclassification of Luxco’s trade names	92,927
Fair value adjustment to Intangible assets	119,756
$213,573

The historical trade names and distributor relationships acquired by the Company have been adjusted to the estimated fair values using the income approach. Management and a third party valuation team performed a preliminarily valuation analysis to determine the fair value of each trade name and distributor relationship. The trade names have an estimated fair value of $176,500 and are classified as indefinite lived intangible assets. The distributor relationships have an estimated fair value of $37,800 and will be amortized using the straight line method over the remaining useful life of 20 years.

(h) Reflects the reclassification adjustment to move MGP’s historical Goodwill balance of $2,738 from Other assets into Goodwill. Additionally, the Goodwill adjustment reflects the purchase price paid in excess of the preliminary estimated fair value of assets acquired and liabilities assumed. See Note 3 for further details on the purchase price allocation and goodwill.

(i) Reflects the repayment of Luxco’s debt which was assumed by MGP in the transaction and repaid on the closing date.

(j) The adjustment to Accounts payable reflects (i) the reclassification adjustment to move Luxco’s historical Federal and state liquor taxes payable into Accounts payable to align with MGP’s presentation, (ii) the reclassification adjustment to move Luxco’s historical current note payable from Current maturities of long-term debt into Accounts payable to align with MGP’s presentation, (iii) the elimination of Accounts payable related to entities not acquired as part of the merger agreement, and (iv) the elimination of payables owed by Luxco to the Company as of December 31, 2020.

Reclassification of Federal and state liquor taxes payable	$4,978
Reclassification of current notes payable	26
Elimination of entities not included in merger	(50)
Elimination of payables owed by Luxco to the Company	(134)
$4,820

(k) The adjustment to Accrued expenses reflects (i) the reclassification of Luxco’s historical Salaries, wages and commission, and Distributions payable balances into Accrued expenses to align with MGP’s presentation, and (ii) the elimination of accrued expenses related to entities not part of the merger agreement.

Salaries, wages and commissions	$3,259
Distributions payable	6,279
Elimination of entities not included in merger	(53)
$9,485

(l) The cash portion of the Merger Consideration, the repayment of assumed debt and MGP’s transaction related expenses were financed with borrowings under the Company’s existing Credit Agreement.

(m) The adjustment to Deferred Income taxes reflects the transaction accounting adjustment for additional deferred tax liability of $54,921 as a result of purchase accounting. The deferred taxes recorded represents the difference between the book basis and tax basis of acquired assets and assumed liabilities on the transaction date based upon our preliminary allocation of fair value.

(n) The adjustment reflects the elimination of the Luxco stockholder’s equity balances on the Luxco’s historical combined balance sheet as a result of purchase accounting. Additionally, the adjustment reflects the issuance 5,007,833 shares of MGP’s Common Stock, subject to adjustment for fractional shares, which on April 1, 2021 were valued at $296,213.

Note 5. Notes to Unaudited Pro Forma Combined Statement of Income

The following is a description of preliminary transaction accounting adjustments reflected in the unaudited pro forma combined statement of income.

(a) The adjustment to Sales reflects the transaction accounting adjustment for MGP sales to Luxco for the year ended December 31, 2020, which would be considered intercompany sales and eliminated in consolidation.

(b) The adjustment to Cost of sales reflects transaction accounting adjustments for (i) the additional depreciation expense related to the purchase accounting adjustment of acquired Property, plant and equipment to the estimated fair value, (ii) the additional costs related to the purchase accounting adjustment of finished goods inventory to the estimated fair value, and (iii) the elimination of Cost of sales associated with MGP sales to Luxco for the year ended December 31, 2020, which would be considered intercompany and eliminated in consolidation.

Additional depreciation of Property, plant and equipment	$3,060
Additional Cost of sales - finished goods inventory (including barrel inventory)	2,647
Elimination of intercompany Cost of sales	(1,672)
$4,035

(c) The adjustment to Selling, general and administrative expenses reflects (i) the reclassification of Luxco’s historical Donation balance into Selling, general and administrative expenses, (ii) the elimination of expenses related to entities not part of the merger agreement, (iii) the additional amortization related to the purchase accounting adjustment of Intangible assets to the estimated fair value, and (iv) the transaction accounting adjustment of additional merger transaction costs.

Donations	$467
Elimination of entities not included in merger	(1,027)
Amortization on intangible assets	1,859
Luxco merger related costs	3,731
MGP merger related costs	8,109
$13,139

Merger related costs of $1,185 were included in MGP and Luxco’s historical Selling, general and administrative expense on the unaudited pro forma combined statement of income for the year ended December 31, 2020. The merger related costs will not affect the Company’s statement of income beyond one year after the acquisition.

(d) The adjustment to Interest expense, net and other includes (i) the reclassification of Luxco’s historical Other income, net and Interest income balance into Interest expense, net and other, (ii) the elimination of other income, net related to entities not part of the merger agreement, (iii) the elimination of interest expense related to Luxco’s debt balances, and (iv) the additional interest expense incurred from the draw down on the MGP Credit Agreement.

Other income, net	$(139)
Interest income	46
Elimination of entities not included in merger	(181)
Elimination of Luxco historical interest expense	2,399
MGP additional interest expense	(2,427)
$(302)

(e) The adjustment reflects the tax effect of the transaction accounting adjustments, which is estimated to be the combined federal and state statutory tax rate of 26.9%. The tax rates used are not necessarily indicative of the effective tax rate of the combined company.

(f) The pro froma combined basic and diluted weighted average shares outstanding has been calculated using the historical weighted average shares outstanding of MGP common stock and the additional 5,007,833 shares issued in connection with the merger for the year ended December 31, 2020.